Exhibit 99.1

Investor/Press Contact:
ICR, Inc.
Investors:	Allison Malkin/Rachel Schacter
203-682-8225/646-277-1243
Press:	Alecia Pulman, 203-682-8224

BLUEFLY REPORTS THIRD QUARTER 2011 RESULTS
Net sales increase by 10%

NEW YORK – November 10, 2011 – Bluefly, Inc. (NASDAQ Capital Market: BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced a double digit increase in net sales and a reduction in total operating expenses for the third quarter of 2011.

Melissa Payner, Bluefly’s Chief Executive Officer stated: “Our third quarter results were highlighted by double digit sales growth and reduced operating expenses.  During the quarter, we significantly reduced offline marketing versus third quarter of last year choosing to focus on new customer acquisition from online methods.  This led to our strong sales increase and generated record growth in subscribers. We believe this achievement demonstrates an increasing awareness of, and loyalty to, the Bluefly.com brand.  While increased promotional activity related to this strategy contributed to a decline in our gross margin in the quarter, we expect this initiative to further accelerate sales and increase gross profit dollars in the future.  As we begin the fourth quarter, we believe we are making solid progress towards achieving our long-term goals and expect that Bluefly’s strong luxury assortment across brands and categories combined with our value proposition positions us as an important destination for luxury consumers this holiday season.  Additionally, we are excited to unveil our newest initiative, Belle and Clive, later this year, which will present members with highly curated events featuring the most coveted designer and contemporary brands at members-only pricing.”

Results for the third quarter of 2011 included the following highlights:

•
Net sales increased by over 10% to $21.2 million, from $19.2 million in the third quarter of 2010, as a result of an increase in customer orders placed and new customers acquired during the third quarter of 2011.  Our reserve for returns and credit card chargebacks decreased by 1.3% of gross sales for the third quarter of 2011, compared to the third quarter of 2010.  The decrease was primarily caused by a reduction in our overall return rate, however, there can be no assurance that this trend will continue.

•
Gross profit margin was 29.1% compared to 36.1% in the third quarter of 2010 as a result of an increase in promotional activity during the quarter and a shift in product mix between the sales of luxury designer and contemporary merchandise.  Gross profit margin was also negatively impacted by currency fluctuations between the U.S. dollar and the Euro.

•
Total operating expenses decreased by over 2% to $8.7 million, from approximately $9.0 million for the third quarter of 2010.  As a percentage of sales, total operating expenses decreased to 41.0%, compared to 46.6% for the third quarter of 2010.  The decrease in total operating expenses was primarily attributable to a 27.9% decrease in total marketing expenses, which was partially offset by increases in selling and fulfillment expenses and general and administrative expenses.

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As a percentage of sales, total marketing expenses decreased to 10.0%, compared to 15.3% for the third quarter of 2010.  Excluding $250,000 of costs related to the Eyefly web site, total operating expenses decreased by over 5% compared to the third quarter of 2010.

•	Operating loss was $2.5 million, as compared to $2.0 million in the third quarter of 2010.

•	Adjusted EBITDA was negative $1.7 million, as compared to an adjusted negative EBITDA of $1.3 million in the third quarter of 2010.

•
Net loss attributable to stockholders was $2.5 million, as compared to net loss of $2.1 million in the third quarter of 2010. Loss per share attributable to stockholders increased to $0.10 per share, from a net loss of $0.08 per share in the third quarter of 2010.

•	Cash and cash equivalents decreased to $4.1 million at September 30, 2011, compared to $10.4 million at December 31, 2010.

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Inventory increased to $35.0 million at September 30, 2011, compared to $25.1 million at December 31, 2010.  The increase in inventory was driven to support the Company’s expansion of limited time luxury designer sales merchandise.

To supplement the consolidated financial results for the third quarter of 2011, presented in accordance with generally accepted accounting principles (GAAP), the Company is also reporting adjusted EBITDA as a non-GAAP financial measure that the Company believes allows for a better understanding of its operating performance.  The Company defines adjusted EBITDA as net loss attributable to Bluefly, Inc. stockholders excluding interest income, interest expense, income tax provision, depreciation and amortization expenses adjusted for non-cash stock-based compensation expenses.  The Company believes that this non-GAAP financial measure, when shown in conjunction with the corresponding GAAP measures, enhances the investor’s and management’s overall understanding of the Company’s current operating performance and provides greater transparency with respect to key operating metrics used by management in its financial and operational decision making process.  The Company considers this non-GAAP financial measure to be useful because it excludes certain non-cash and non-operating charges, which enables investors and management to analyze trends in the Company’s operations.  The presentation of this non-GAAP financial measure is not intended to be considered in isolation, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information, please see the table captioned “Reconciliation of Non-GAAP Financial Information,” which provides a full reconciliation of actual results to the non-GAAP financial measures.

About Bluefly, Inc.

Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market:  BFLY) is a leading online retailer of designer brands, fashion trends and superior value.  Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District.  For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute “forward-looking statements,” usually containing the words “believe,” “project,” “expect” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  The risks and uncertainties are detailed from time to time in reports filed by the

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Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  These risks and uncertainties include, but are not limited to, the following: the Company’s history of losses and anticipated future losses; the risk of availability of additional capital, if required, to satisfy the Company’s needs for cash flow and growth of the business; the Company’s ability to realize benefits from new initiatives such as its Eyefly subsidiary and its members-only web site Belle and Clive;  the risks that our reduction in spending on offline marketing in favor of online methods will continue to be successful; risks associated with the continuing difficulties in the unfavorable general economic environment; risks associated with affiliates of Rho Ventures, LP, affiliates of Soros Fund Management, private funds associated with Maverick Capital Ltd. and affiliates of Prentice Capital Management, LP each owning a significant portion of our stock; the potential failure to forecast revenues and/or to make adjustments to our operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce markets; risks associated with our dependence on one supplier for a material portion of our inventory; the risk of default by us under our credit facility and the consequences that might arise from us having granted a lien on substantially all of our assets under that agreement; risks of litigation related to the sale of unauthentic or damaged goods and litigation risks related to sales in foreign countries; our potential exposure to product liability claims in the event that products sold by us are defective; the dependence on third parties and certain relationships for certain services, including our dependence on UPS and USPS (and the risks of a mail slowdown due to terrorist activity) and our dependence on our third-party web hosting, fulfillment and customer service centers; online commerce security risks; our ability to raise additional capital, if needed, to support the growth of our business; risks related to brand owners’ efforts to limit our ability to purchase products indirectly; management of potential growth; the competitive nature of our business and the potential for competitors with greater resources to enter the business; the availability of merchandise; the need to further establish brand name recognition; risks associated with our ability to handle increased traffic and/or continued improvements to our Web Site; rising return rates; dependence upon executive personnel who do not have long-term employment agreements; the successful hiring and retaining of new personnel; risks associated with expanding our operations; risks associated with potential infringement of other’s intellectual property; the potential inability to protect our intellectual property; government regulation and legal uncertainties; uncertainties relating to the imposition of sales tax on Internet sales and our ability to utilize our net operating losses.

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CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Three Months Ended
	September 30,
	2011	2010

Net sales	$21,194,000	$19,202,000
Cost of sales	15,016,000	12,278,000
Gross profit	6,178,000	6,924,000

Gross profit margin	29.1%	36.1%

Selling and fulfillment expenses	4,525,000	4,115,000
Marketing expenses	2,123,000	2,944,000
General and administrative expenses	2,061,000	1,895,000
Total operating expenses	8,709,000	8,954,000

Operating loss	(2,531,000)	(2,030,000)

Other interest expense, net	(65,000)	(47,000)

Net loss	(2,596,000)	(2,077,000)

Less: net loss attributable to non-controlling interest in subsidiary	(102,000)	--

Net loss attributable to Bluefly, Inc. stockholders	$(2,494,000)	$(2,077,000)

Basic and diluted net loss per common share attributable to Bluefly, Inc. stockholders	$(0.10)	$(0.08)

Weighted average common shares outstanding
(basic and diluted)	25,530,899	24,598,151

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SELECTED CONSOLIDATED BALANCE SHEET
DATA & KEY  METRICS – UNAUDITED

	September 30,	December 31,
	2011	2010
Cash and cash equivalents	$4,125,000	$10,429,000

Inventories, net	34,977,000	25,128,000

Prepaid expenses and other current assets	6,112,000	3,304,000

Property and equipment, net	4,122,000	3,150,000

Current liabilities	17,147,000	12,320,000

Stockholders’ equity (including non-controlling interest in subsidiary)	32,077,000	29,641,000

	Three Months Ended
	September 30,
	2011	2010

Average order size (including shipping & handling)*	$312.49	$321.33
New customers added during the period*	41,170	34,601

*Excludes Eyefly

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RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION – UNAUDITED

	Three Months Ended
	September 30,
	2011	2010

Net loss attributable to Bluefly, Inc. stockholders	$(2,494,000)	$(2,077,000)

Interest income	--	(7,000)
Interest expense	66,000	54,000
Depreciation and amortization expenses	462,000	589,000
Non-cash stock-based compensation expense	295,000	157,000

Adjusted EBITDA	$(1,671,000)	$(1,284,000)

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